EXHIBIT 99.1

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This correspondence contains Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to management’s good faith expectations and beliefs, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of the Company to control. Forward-looking statements are made based upon management’s expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this corespondence. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstance after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances. For additional information about risks and uncertainties that could adversely affect the Company’s forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

July 3, 2007

An Open Letter to the Shareholder’s of American Energy Production, Inc.

Dear Shareholders:

Since December of 2002, American Energy Production, Inc. (“AMEP”) and or the “Company” has issued approximately 452,000,000 shares of common stock and raised approximately $7,400,000 in capital. The capital has been utilized to fund operations, acquire equipment and obtain oil and gas leases. As a result, the market capitalization of AMEP as of July 3, 2007 is approximately $18,000,000.

As disclosed in recent public filings, AMEP has successfully transferred from being a Business Development Company with portfolio companies to an oil and gas operating company with consolidated wholly-owned subsidiaries.  However, AMEP has no ability to obtain additional capital to carry out its business plan and requires a restructuring of its common stock.  Accordingly and after careful consideration, the Board of Directors has recommended a one-for-twenty five Reverse Stock Split of the common stock of the Company.  The Company has provided a detailed question and answer format in the attached Proxy Statement but in summary, believes that this action potentially will:

A.	Increase shareholder value in the long-term.
B.	Increase the appeal of our common stock to a greater number of investors and funds.
C.	Provide the Company liquidity for future growth and acquisitions.
D.	Provide shareholders with improved trading liquidity.
E.	Increase the ability of AMEP to attract and retain Key Executives and Employees.
F.	Assist the Company with a move to a national exchange listing such as the NASDQ Small Cap or American Stock Exchange.

Based on initial shareholder response received by the Company, there are three primary issues among shareholders that appear to be significant.

1.	Why a reverse split of 1 for 25?
The Board of Directors selected the ratio taking into account a number of factors including:
•	The trading price and market of our common stock.
•	The trading price of peer companies.
•	Facilitate in achieving the items discussed above under (A) through (F).

2.	Why keep authorized shares of common stock at 500,000,000 after the reverse stock split?
The Board of Directors believes that retaining the authorized shares of common stock at 500,000,000 will provide the Company with the ability to timely raise capital, timely complete future acquisitions and mergers and attract and retain key executives and employees.  The requirement for the Company to request shareholder approval for issuances of common stock is not practical, could impede opportunities due to timing and would be costly to the Company in relation to both currency and employee time inefficiency.

3.	Why are the 3,500,000 shares of Preferred Stock owned by Charles Bitters not subject to the reserve stock split?
First, the Preferred Stock agreement with Mr. Bitters specifies that in the event of a restructuring of the AMEP shareholders equity, the Preferred Stock is not subject to any adjustment.  In 2002, Mr. Bitters loaned the Company $464,005 of funds and the Company had no ability to repay these funds.  Additionally, as of January 4, 2004, accrued interest of $64,527 was owed to Mr. Bitters by the Company and the Company had no ability to repay the interest. As a result, on January 5, 2004, the Board of Directors approved the issuance of 3,500,000 designated Series A preferred stock to Mr. Bitters in exchange for the conversion of $464,005 of indebtedness owed to him. In connection with the conversion of the note principal, Mr. Bitters forgave the related accrued interest totaling $64,527 in a separate transaction on the same date.

The Preferred Stock has a right to convert into common stock at a ration of three (3) shares of Common Stock to one (1) share of Preferred Stock.  Assuming that Mr. Bitters would elect to convert, the total shares of common stock issued would be 10,500,000.  Based upon a purchase price of $464,005 (excluding $64,527 of interest forgiven), the 10,500,000 shares would represent a purchase price of common stock $0.044 per share.  As a comparison, when the Preferred Stock was granted to Mr. Bitters, AMEP was selling common stock to investors at $0.01 per share.

The Company encourages each of its shareholders to read the attached Proxy Statement including the Question and Answer section as you evaluate the proposal and the Board of Directors recommends a yes vote for the proposal.

Thank You

American Energy Production, Inc.